SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Xenogen Corporation

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Notes:

The following is an email sent to all Xenogen Corporation employees on February 13, 2006 (the “All Employee Email”):

As you may have seen this morning, Caliper Life Sciences, Inc. and Xenogen announced that they have signed a merger agreement. Attached to this email is a copy of the announcement. Set forth below is an email from Kevin Hrusovsky, Caliper’s President and Chief Executive Officer, to the Xenogen team.

As you can see from Kevin’s email below, Kevin and members of his senior management team are in Cranbury today. A meeting of all Xenogen employees in Cranbury will be held today, February 13, at 11:00 am EST. Kevin and his team will discuss the impact of the pending merger on Xenogen. The presentation will be followed by a question and answer session.

Kevin and his team will be traveling to Alameda tomorrow morning, and a meeting of all Xenogen employees in Alameda will be held tomorrow, February 14, in the afternoon. We will announce the start time of the Alameda meeting tomorrow. As with the Cranbury meeting, Kevin and his team will discuss the impact of the pending merger on Xenogen, and the presentation will be followed by a question and answer session. Field personnel will be invited to dial in and follow along by webcast/conference call.

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Participants in the Solicitation

In connection with the proposed merger, Xenogen Corporation will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders of Xenogen Corporation are advised to read the proxy statement regarding the proposed merger referred to in this communication when it becomes available because it will contain important information. Xenogen Corporation expects to mail a proxy statement about the proposed merger to its stockholders. In addition to the proxy statement, Xenogen Corporation files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Xenogen Corporation at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen Corporation.

Xenogen Corporation and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Xenogen Corporation with respect to the proposed merger. Information regarding such officers and directors is included in Xenogen Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its proxy statement for its 2005 annual meeting, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen Corporation.

The following message from Kevin Hrusovsky, President and Chief Executive Officer of Caliper Life Sciences, Inc., was sent to all Xenogen Corporation employees with the All Employee Email:

Below is the email from Kevin:

Dear Xenogen Team,

Good morning. You have probably seen the press release, issued early this morning, regarding the intent to merge Xenogen and Caliper Life Sciences. Late last Friday afternoon, upon approval of the merger agreement, several members of Caliper’s Executive team and I made arrangements to travel Sunday afternoon from Boston to Xenogen headquarters in Alameda. It was important to us to be able to share this exciting news with you in person, answer any questions you might have, and to begin formulating an integration plan.

Unfortunately, as you have probably heard, Mother Nature had other plans for the entire eastern coast. After weeks of unseasonably warm temps, a record-breaking blizzard shut down the airports and many roadways. Having committed to participating live on the day of this announcement with the Xenogen employees, Tom Higgins, CFO, Paula Cassidy, VP of Human Resources, Bruce Bal, VP of Operations & Aftermarket, and I boarded a train and headed directly to Cranbury.

Having arrived late and a bit weary, but nonetheless excited and with adrenaline flowing, we made new plans to meet with the Xenogen team in Cranbury today at 11:00 am Eastern time. I see that Cranbury experienced the same snow event we had in Boston last night, so I hope your roads are plowed and that you have been able to make it to work. We plan to meet face-to-face with the Alameda employees of Xenogen on Tuesday. While the schedule may have been altered by extenuating circumstances, it did not change our resolve to meet with the Xenogen team as quickly as possible.

We are really excited about the possibilities of this combination and look forward to meeting all of you. We believe in the future of the combined businesses, technologies and people. Imaging and biomarker research are projected to be the next major frontier of experimentation technologies to be used for drug discovery and molecular diagnostics research. Together, Xenogen and Caliper will leverage their strong market positions, technical competencies, and commercial infrastructures to build a formidable life sciences tool company with critical mass and strong top and bottom line growth potential. Simply put, the combination of Xenogen and Caliper has the potential to become one of the most exciting life sciences tool companies in the world!

We look forward to meeting you all over the course of the next two days.

Regards,

Kevin Hrusovsky

A copy of the joint press release issued by Xenogen Corporation and Caliper Life Sciences, Inc. on February 13, 2006 announcing the signing of the merger agreement among Caliper Life Sciences, Inc., Caliper Holdings, Inc., a wholly-owned subsidiary of Caliper Life Sciences, Inc., and Xenogen Corporation was attached to the All Employee Email. Xenogen Corporation included the press release as Exhibit 99.1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2006.